EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-103662, 333-106970 and 333-111261) and in the related
Prospectuses and on Forms S-8 (Nos. 333-39743, 333-72725 and 333-120145)
pertaining to the Second Amended and Restated 1997 Long Term Incentive Stock Plan, Amended and Restated 1997 Non-Employee Director Stock Plan, 1998 Employee Stock Purchase Plan, 1998 Non-Employee Stock Purchase Plan, and Stock Purchase Loan Plan and the Amended and Restated 2004 Long-Term Incentive Plan of Capital Trust, Inc. and Subsidiaries of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of the Capital Trust, Inc. and Subsidiaries, Capital Trust Inc. and Subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Capital Trust, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


/s/ Ernst & Young LLP


New York, New York
March 10, 2005